EXHIBIT (9)(A)



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                            SCHRODER CAPITAL FUNDS II
                            ADMINISTRATION AGREEMENT


         AGREEMENT made this 27th day of December, 1996, between Schroder Capital Funds II (the "Trust"), a business trust organized under the laws of the State of Delaware with its principal place of business at Two Portland Square, Portland, Maine 04101, and Schroder Fund Advisors Inc. ("Schroder").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended, (the "Act") as an open-end management investment company and is authorized to issue interests (as defined in the Trust's Trust Instrument) in separate series; and

         WHEREAS, the Trust desires that Schroder perform administrative services for each of the portfolios of the Trust as listed in Appendix A hereto (each a "Portfolio," and collectively the "Portfolios") and Schroder is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         SECTION 1.  THE TRUST; DELIVERY OF DOCUMENTS

         The Trust is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Trust Instrument and Registration Statement filed with the Securities and Exchange Commission (the "Commission") under the Act, as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Trust's Board of Trustees (the "Board"). The Trust is currently authorized to issue two series of interests and the Board is authorized to issue interests in any number of additional series. The Trust has delivered to Schroder copies of the Trust's Trust Instrument and Registration Statement and will from time to time furnish Schroder with any amendments thereof.

         SECTION 2.  APPOINTMENT

         The Trust hereby employs Schroder, subject to the direction and control of the Board, to manage all aspects of the Trust's operations with respect to each Portfolio except those which are the responsibility of Schroder Capital Management International Inc. (the "Adviser"), the Trust's investment adviser.

         SECTION 3.  ADMINISTRATIVE DUTIES

         (a) With respect to the Trust or each Portfolio, as applicable, Schroder shall:

         (i) oversee (A) the preparation and maintenance by the Adviser and the Trust's sub-administrator, custodian, transfer agent and fund accountant (or if appropriate, prepare and maintain) in such form, for such periods and in such locations as may be required by applicable law, of all documents and records relating to the operation of the Trust required to be prepared or maintained by the Trust or its agents pursuant to applicable law; (B) the reconciliation of account information and balances among the Adviser and the Trust's custodian, transfer agent and fund accountant; (C) the transmission of purchase and redemption orders for interests in the Portfolios; (D) the notification to the Adviser of available funds for investment; and (E) the performance of fund accounting, including the calculation of the net asset value of the Trust's interests;

         (ii) oversee the performance of administrative and professional services rendered to the Trust by others, including its sub-administrator, custodian, transfer agent and fund accountant as well as legal, auditing and interestholder servicing and other services performed for the Portfolios;


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          (iii) be  responsible  for the  preparation  and the  printing  of the periodic updating of the Registration Statement, tax returns, and reports to interestholders and the Commission;

          (iv) be responsible for the preparation of proxy and information statements and any other communications to interestholders;

         (v) at the request of the Board, provide the Trust with adequate general office space and facilities and provide persons suitable to the Board to serve as officers of the Trust;

         (vi) provide the Trust, at the Trust's expense, with the services of persons, who may be officers of the Trust, competent to perform such supervisory, administrative and clerical functions as are necessary to provide effective operations of the Trust;

         (vii) prepare, file and maintain the Trust's governing documents, including the Trust Instrument and minutes of meetings of Trustees and interestholders;

         (viii) with the approval of the Trust's counsel and cooperation from the Adviser and other relevant parties, prepare and disseminate materials for meetings of the Board;

         (ix) oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust or its interestholders and other appropriate purposes;

         (x) oversee the determination of the amount of and supervise distributions to interestholders as necessary to, among other things, maintain the qualification of each interestholder that may be a regulated investment company under the Internal Revenue Code of 1986, as amended; and

          (xi) advise the Trust and the Board on matters concerning the Trust and its affairs.

         (b) The books and records pertaining to the Trust which are in possession of Schroder shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during Schroder's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by Schroder to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor to any of Schroder's obligations hereunder, Schroder shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by Schroder under this Agreement.

         SECTION 4.  STANDARD OF CARE

         The Trust shall expect of Schroder, and Schroder will give the Trust the benefit of, Schroder's best judgment and efforts in rendering these services to the Trust, and the Trust agrees as an inducement to Schroder's undertaking these services that Schroder shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, Schroder against any liability to the Trust or to its interestholders to which Schroder would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of Schroder's duties hereunder, or by reason of Schroder's reckless disregard of its obligations and duties hereunder. As used in this Section 4, the term "Schroder" shall include any affiliates of Schroder performing services for the Portfolios contemplated hereby and directors, officers and employees of Schroder as well as Schroder itself.

         SECTION 5.  COMPENSATION; EXPENSES

         (a) In consideration of the administrative services performed by Schroder as described herein, the Trust will pay Schroder, with respect to each Portfolio a fee at the annual rate as listed in Appendix A hereto. Such


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fee shall be accrued by the Trust daily and shall be payable  monthly in arrears on the first day of each calendar month for services performed hereunder during the prior calendar month.

     (b) The Trust hereby confirms that the Trust shall be responsible and shall assume the obligation for payment of all the Trust's expenses, including: interest charges, taxes, brokerage fees and commissions; certain insurance premiums; fees, interest charges and expenses of the Trust's custodian and transfer agent; telecommunications expenses; auditing, legal and compliance expenses; costs of the Trust's formation and maintaining its existence; costs of preparing the Trust's registration statement, account application forms and interestholder reports and delivering them to existing and prospective interestholders; costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts and of calculating the net asset value of interests in the Trust; costs of reproduction, stationery and supplies; compensation of the Trust's trustees, officers and employees and the costs of other personnel performing services for the Trust who are not officers of the Adviser or of Schroder or affiliated persons of either; costs of Trust meetings; registration fees and related expenses for registration with the Commission and the securities regulatory authorities of other countries in which the Trust's interests are sold; state securities law registration fees and related expenses; and fees and out-of-pocket expenses payable to each investment adviser under any investment advisory or similar agreement.

         SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

         (a) This Agreement shall become effective with respect to each Portfolio on the date hereof and with respect to each future portfolio of the Trust on the date this Agreement or Appendix A hereto is amended. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Portfolios.

         (b) This Agreement shall continue in effect with respect to a Portfolio for a period of one year from its effectiveness and shall continue in effect for successive twelve-month periods; provided, however, that continuance is specifically approved at least annually (i) by the Board or by a vote of a majority of the outstanding voting interests of the Portfolio and (ii) by a vote of a majority of Trustees of the Trust who are not parties to this agreement or interested persons of any such party (other than as Trustees of the Trust); provided further, however, that if the continuation of this agreement is not approved as to a Portfolio, Schroder may continue to render to the Portfolio the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder.

         (c) This Agreement may be terminated with respect to a Portfolio at any time, without the payment of any penalty, (i) by the Board on 60 days' written notice to Schroder or (ii) by Schroder on 60 days' written notice to the Trust. This agreement shall terminate upon assignment.

         SECTION 7.  ACTIVITIES OF SCHRODER

         Except to the extent necessary to perform Schroder's obligations hereunder, nothing herein shall be deemed to limit or restrict Schroder's right, or the right of any of Schroder's officers, directors or employees who may also be a trustee, officer or employee of the Trust, or persons otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

         SECTION 8.  LIMITATION OF INTERESTHOLDER AND TRUSTEE LIABILITY

         The Trustees of the Trust and the interestholders of each Portfolio shall not be liable for any obligations of the Trust or of the Portfolios under this Agreement, and Schroder agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Portfolio to which Schroder's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the interestholders of the Portfolios.


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         SECTION 9.  MISCELLANEOUS

         (a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (b) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         (c) This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         (d) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (e) This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York.

         (f) The terms "vote of a majority of the outstanding voting interests," "interested person," "affiliated person" and "assignment" shall have the meanings ascribed thereto in the Act to the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment," respectively.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                                     SCHRODER CAPITAL FUNDS II


                                                     /S/ Alexandra Poe
                                                     --------------------------
                                                     Alexandra Poe
                                                       Vice President

                                                     SCHRODER FUND ADVISORS INC.


                                                     /S/ Catherine A. Mazza
                                                     --------------------------
                                                     Catherine A. Mazza
                                                       Senior Vice President




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                            SCHRODER CAPITAL FUNDS II
                            ADMINISTRATION AGREEMENT

                                   APPENDIX A


                                                        Annual Fee as a % of
                                                          the Average Daily
Portfolios Of The Trust                              Net Assets Of The Portfolio
-----------------------                              ---------------------------

Schroder International Bond Portfolio                          0.10%